Exhibit 3.1

                                                                   [Ciba Logo]

                                                                    P.1 e.B




Articles of Association

Ciba Specialty Chemicals Holding Inc.

dated March 6, 2003


Translation. The German version is legally binding


                                                        Value beyond chemistry

                                  SECTION 1:

                NAME, REGISTERED OFFICE, PURPOSE AND DURATION


                                  ARTICLE 1


Name,                    Under the name
Registered Office

                                Ciba Spezialitatenchemie Holding AG
                                Ciba Specialites Chimiques Holding SA
                                Ciba Specialty Chemicals Holding Inc.


                         there exists a corporation with its registered office in Basel.


                                  ARTICLE 2


Purpose             1    Purpose of the Company is the acquisition, holding
                         and disposition of enterprises which - among others - are active in the area of specialty chemicals.

                    2 The Company may acquire, mortgage, liquidate or sell real estate and intellectual property rights in Switzerland or abroad and finance other companies.


                                   ARTICLE 3


Duration                 The duration of the Company is unlimited.

Articles of Association Ciba Specialty Chemicals Holding Inc.
dated March 6, 2003                                                         2

                                  SECTION 2:

                                SHARE CAPITAL

                                  ARTICLE 4


Share capital       1    The share capital of the Company is CHF 432,780,702,
                         fully paid in and divided into 72,130,117 registered shares. Each share has a par value of CHF 6.

                    2 Upon resolution of the General Meeting of Shareholders registered shares may be converted into bearer shares and bearer shares may be converted into registered shares.

                    3 Until March 22, 2004 the Board of Directors is authorized to increase the share capital by the issue of a maximum of 4 million fully paid up registered shares of CHF 6 nominal value each amounting to a maximum of CHF 24 million. Staggered increases are permitted. The exercise of preferential subscription rights acquired by contract as well as the purchase of newly issued registered shares are subject to the transfer restrictions according to article 5 of the Articles of Association. The issue price, the date of the entitlement to the dividend and the details of a contribution in kind, if applicable, will be determined by the Board of Directors.

                         The new shares will be placed with the existing shareholders. The placement can be made through one or more banks, which underwrite the new shares. Furthermore, the Board of Directors is authorized to exclude the preferential subscription rights of the shareholders and to allot them to third parties in case the new shares are used in connection with a take-over of a business, parts of a business or participations or in connection with the financing of such a transaction. Shares for which subscription rights have been allotted but which were not exercised may be used by the Board of Directors in the interest of the Company.

Articles of Association Ciba Specialty Chemicals Holding Inc.
dated March 6, 2003                                                         3

                    4 The share capital will be increased by the issue of a maximum of 4 million fully paid up registered shares of CHF 6 nominal value each amounting to a maximum of CHF 24 million through the exercise of option rights or conversion rights which the Company or one of its subsidiaries may grant on a stand-alone basis or in connection with bond issues or other debt financing. The preferential subscription rights of the shareholders are excluded. The acquisition of registered shares through the exercise of option or convertible rights as well as the transfer of the registered shares are subject to the transfer restrictions according to article 5 of the Articles of Association.

                         The placement of the option or convertible rights may be made through one or more banks, which underwrite the issue. The Board of Directors is authorized to exclude the advance subscription rights of the shareholders in case the option or convertible rights are used in connection with a take-over of a business, parts of a business or participations or in connection with the financing of such a transaction. In this case the structure, the term, the amount of the bond issue or other debt financing, if any, as well as the conditions of the option or convertible rights are to be determined by the Board of Directors in accordance with the market conditions prevailing at the time of the issue of the rights. Option or convertible rights shall be exerciseable for a maximum period of 10 years.

                    5 The share capital will be increased by the issue of a maximum of 2 million fully paid up registered shares of CHF 6 nominal value each amounting to a maximum of CHF 12 million through the exercise of option or convertible rights which have been allotted to employees of the Company or its subsidiaries. The preferential subscription rights of the shareholders are excluded. The acquisition of registered shares through the exercise of option or convertible rights as well as the transfer of the registered shares are subject to the transfer restrictions according to article 5 of the Articles of Association.

                         The placement of the option or convertible rights can be made through the Company or one of its subsidiaries or through one or more banks which underwrite the issue. The advance subscription rights of the shareholders are excluded. The conditions of the option or convertible rights are to be determined by the Board of Directors in accordance with the market conditions prevailing at the time of the issue, however, for employees a discount of a maximum of 20% on the market rate may be provided for.


Articles of Association Ciba Specialty Chemicals Holding Inc.
dated March 6, 2003                                                         4

                                  ARTICLE 5


Share register and  1    The Company shall maintain a share register showing
restrictions of          the name, first name, address and nationality (in the
registration,            case of legal entities the registered office) of the
Nominees                 holders or usufructuaries of registered shares.

                    2 Upon request acquirers of registered shares are registered in the share register as shareholders with the right to vote, provided that they declare explicitly to have acquired the registered shares in their own name and for their own account. Subject to the restrictions set forth in para. 6 of this article, no person or entity shall be registered with the right to vote for more than 2% of the registered share capital as set forth in the commercial register. This restriction of registration also applies to persons who hold some or all of their shares through nominees pursuant to this article. All of the foregoing is subject to Article 685d para. 3 of the Swiss Code of Obligations.

                    3 The Board of Directors shall register any person in the share register with the right to vote up to 2% of the registered share capital set forth in the commercial register if such person does not explicitly declare to hold the shares for its own account in its request for registration (hereinafter the "Nominees"). Registered shares held by a Nominee that exceed this limit are only registered in the share register if such Nominee discloses the names, addresses and the number of shares of those persons for whose account it holds the shares. The Board of Directors may enter into agreements with Nominees concerning the regulation of the duty to notify.

                    4 Legal entities and partnerships or other groups of persons or joint owners who are interrelated to one another through capital ownership, voting rights, uniform management or otherwise linked as well as individuals or legal entities and partnerships who act in concert to circumvent the regulations concerning the limitation for registration in the share register or the Nominees (especially as syndicate), shall be treated as one single person or Nominee within the meaning of para. 2 and 3 of this article.

Articles of Association Ciba Specialty Chemicals Holding Inc.
dated March 6, 2003                                                         5

                    5 After hearing the registered shareholder or Nominee, the Board of Directors may cancel registrations in the share register with retroactive effect as of the date of registration if such registrations were made based on incorrect information. The respective shareholder or Nominee shall be informed immediately of the cancellation of the registration.

                    6 The Board of Directors shall specify the details and give the necessary orders concerning the adherence to the preceding regulations. In particular cases it may allow exemptions from the limitation for registration in the share register or the regulation concerning Nominees. It may delegate its duties.

                    7 The limitation for registration in the share register set forth in this article shall also apply to shares which are subscribed for or acquired through the exercise of preemptive rights, options or conversion rights.

                    8 No person shall vote own and represented shares in an amount exceeding 5% of the aggregate share capital at any vote taken at a general meeting of shareholders. Persons who are interrelated to one another through capital ownership, voting rights, uniform management or who are otherwise linked as well as individuals or legal entities and partnerships who act in concert to circumvent the regulations concerning the limitation on the exercise of voting rights (especially as a syndicate), shall be treated as one single person. Under special circumstances, the Board of Directors may provide for exceptions to this rule. This limitation, however, does not apply for depositaries (Depotvertreter), corporate bodies (Organvertreter), independent proxies (unabhangige
                         Stimmrechtsvertreter) according to article 689c Swiss Code of Obligations and for Nominees complying with their duty to notify according to article 5 para. 3.


                                  ARTICLE 6


Share certificates       The Company may issue certificates representing
                         several shares. They may be exchanged at any time for smaller portions or individual share certificates.


Articles of Association Ciba Specialty Chemicals Holding Inc.
dated March 6, 2003                                                         6

                                  ARTICLE 7


Dematerialized      1    The Company may forego the printing and delivery of
shares                   certificates and may, with the consent of the owner
                         of issued shares, cancel issued certificates for registered shares that are returned to the Company.
                         It may forego the issuance of new certificates for registered shares if the owner of the shares does not demand the issuance of certificates for its shares with the cooperation of the bank which handles the book entries.

                    2 Registered shares not represented by a certificate may only be transferred by way of assignment which assignment must encompass all rights connected with the transferred shares. To be valid, the assignment must be notified to the Company. Registered shares not represented by a certificate which a bank has been instructed by the shareholder to administer may only be transferred with the cooperation of that bank.

                    3 Registered shares not represented by a certificate may only be pledged to the bank which handles the book entries of such shares for the shareholder, and only based on a written pledge agreement. A notification of the Company is not necessary. The right to require delivery of a certificate may be transferred to the bank accepting the pledge. In all other cases, the pledge of registered shares requires the transfer of the certificates to be valid.


                                  ARTICLE 8


Exercise of rights  1    The shares are not dividable. The Company accepts
                         only one representative per share.

                    2 The right to vote and the other rights associated with a registered share may only be exercised by a shareholder, usufructuary or Nominee who is registered in the share register.


Articles of Association Ciba Specialty Chemicals Holding Inc.
dated March 6, 2003                                                         7

                                  SECTION 3:

                               CORPORATE BODIES

                      A. GENERAL MEETING OF SHAREHOLDERS


                                  ARTICLE 9


Power               1    The General Meeting of Shareholders is the supreme
                         body of the Company.


                                  ARTICLE 10


Ordinary General         The Ordinary General Meeting of Shareholders shall be
Meeting                  held each year within six months after the close of
                         the fiscal year of the Company; at the latest twenty days before the meeting the business report and the report of the auditors shall be made available for inspection by the shareholders at the registered office of the Company.


                                  ARTICLE 11


Extraordinary       1    Extraordinary General Meetings of Shareholders shall
General Meetings         take place upon request of the Board of Directors or
                         the Auditors.

                    2 Furthermore, Extraordinary General Meetings of Shareholders shall be convened upon resolution of a General Meeting of Shareholders or if it is required by one or more shareholders who are representing in the aggregate not less than one tenth of the share capital and submit a petition signed by such shareholder or shareholders specifying the items for the agenda and the proposals.

Articles of Association Ciba Specialty Chemicals Holding Inc.
dated March 6, 2003                                                         8

                                  ARTICLE 12


Convening of        1    General Meetings of Shareholders shall be convened by
General Meetings         the Board of Directors at the latest twenty days
                         before the date of the meeting. The meeting shall be convened by way of a notice appearing once in the official publication media of the Company. Registered shareholders may also be informed by mail.

                    2 The notice of a meeting shall state the items on the agenda and the proposals of the Board of Directors and of the shareholders who demanded that a General Meeting of Shareholders be convened or that an item be included on the agenda and, in case of elections, the names of the nominated candidates.


                                  ARTICLE 13


Agenda              1    One or more shareholders whose combined shareholdings
                         represent an aggregate nominal value of at least CHF
                         600,000 may demand that an item be included in the agenda of a General Meeting. Such a demand must be made in writing at the latest sixty days before the meeting and shall specify the items and the proposals of such shareholder.

                    2 No resolution shall be passed at a General Meeting on matters for which no proper notice was given. This provision shall not apply to proposals to convene an Extraordinary General Meeting or to initiate a special audit.


                                  ARTICLE 14


Presiding officer,  1    The General Meeting of Shareholders shall take place
Minutes, Vote            at the registered office of the Company, unless the
counters                 Board of Directors decides otherwise. The Chairman of
                         the Board or in his absence the Vice-Chairman or any other Member of the Board shall take the chair.

                    2 The presiding officer shall appoint a secretary and the vote counters. The minutes shall be signed by the presiding officer and the secretary.

Articles of Association Ciba Specialty Chemicals Holding Inc.
dated March 6, 2003                                                         9

                                  ARTICLE 15


Proxies             1    The Board of Directors shall provide for the rules
                         regarding the participation and the representation at the General Meeting.

                    2 A shareholder shall only be represented by his legal representative, another shareholder with the right to vote, corporate bodies (Organvertreter), independent proxies (unabhangige Stimmrechtsvertreter) or by a depositary (Depotvertreter).

                    3    The exercise of the voting rights is governed by
                         article 5 para. 8 of these Articles of Association.



                                  ARTICLE 16


Voting rights       Each share entitles to one vote.


                                  ARTICLE 17


Resolutions,        1    Unless the law requires otherwise, the General
Elections                Meeting passes resolutions and elections with the
                         absolute majority of the votes represented.

                    2 Resolutions and elections shall be taken on a show of hands, unless the General Meeting decides for, or the presiding officer orders, a secret ballot.

                    3 The presiding officer may at any time order to repeat an election or resolution taken on a show of hands with a secret ballot, if he doubts the results of the vote. In this case, the preceding election or resolution taken on a show of hands is deemed not to have occurred.

Articles of Association Ciba Specialty Chemicals Holding Inc.
dated March 6, 2003                                                        10

                    4 If no election has taken place at the first ballot and if there is more that one candidate, the presiding officer shall order a second ballot in which the relative majority shall be decisive.

                                  ARTICLE 18


Specific Powers of       The following powers shall be vested exclusively in
the General              the General Meeting:
Meeting

                         a)   to adopt and amend the Articles of Association;

                         b) to elect the members of the Board of Directors, the auditors and the group auditors and the special auditors which prepare the special audit reports required in connection with capital increases (Articles 652f, 653f and 653i of the Swiss Code of Obligations);

                         c)   to approve the annual report and the
                              consolidated financial statements;

                         d) to approve the annual financial statements and to decide on the allocation of profits shown on the balance sheet, in particular with regard to dividends;

                         e) to discharge the members of the Board of Directors and the persons entrusted with the management;

                         f) to pass resolutions concerning all matters which by law or the Articles of Association are reserved to the authority of the General Meeting.


                                  ARTICLE 19


Special Quorum           The approval of at least two-thirds of the votes
                         represented is required for resolutions of the General Meeting of Shareholders on:



Articles of Association Ciba Specialty Chemicals Holding Inc.
dated March 6, 2003                                                        11

                         a)   an alteration of the purpose of the Company;

                         b) the creation of shares with increased voting powers;

                         c) restrictions on the transfer of registered shares and the removal of such restrictions as well as on the restriction to vote according to article 5 para. 8 and the removal of such restrictions;

                         d) an authorized or conditional increase of the share capital;

                         e) an increase of the share capital by conversion of capital surplus, by contribution in kind, for the purpose of an acquisition of property and the grant of special rights;

                         f) a restriction or suspension of preemptive rights;

                         g) a change of location of the principal office of the Company;

                         h)   the dissolution of the Company without
                              liquidation.


                            B. BOARD OF DIRECTORS


                                  ARTICLE 20


Number of Directors      The Board of Directors shall consist of a minimum of
                         1 and a maximum of 9 members, all of which must be shareholders.


Articles of Association Ciba Specialty Chemicals Holding Inc.
dated March 6, 2003                                                        12

                                  ARTICLE 21


Term of office      1    The term of office for each member of the Board of
                         Directors shall not exceed four years. A year within the meaning of this provision is the period between two Ordinary General Meetings of Shareholders. The term of office shall be determined for each member at the occasion of its election.

                    2 Members of the Board of Directors whose term of office has expired shall be reeligible.


                                  ARTICLE 22


Organization of     1    The Board of Directors shall elect its Chairman and
the Board,               one or more Vice-Chairmen from among its members. It
Remuneration             shall appoint a secretary who need not be a member of
                         the Board of Directors.

                    2 The Board of Directors shall determine the remuneration of its members.


                                  ARTICLE 23


Convening of             The Chairman shall convene meetings of the Board of
meetings                 Directors if and when the need arises or if a member
                         so requires in writing.


                                  ARTICLE 24


Resolutions         1    In order to pass resolutions, at least a majority of
                         the members of the Board of Directors must be present. This requirement shall not apply for resolutions of the Board of Directors providing for the confirmation of capital increases or for the amendment of the Articles of Association in connection with increases of the share capital.


Articles of Association Ciba Specialty Chemicals Holding Inc.
dated March 6, 2003                                                        13

                    2 The adoption of resolutions by the Board of Directors requires a majority of the votes cast. The Chairman shall have the deciding vote.

                    3 Resolutions may be passed by circular (in writing) provided a member does not request oral deliberation.


                                  ARTICLE 25


Powers of the       1    The Board of Directors has in particular the
board                    following non-delegable and inalienable duties:



                         a) the ultimate direction of the business of the Company and to give the necessary instructions;

                         b) the determination of the organization of the Company;

                         c) the administration of accounting, financial control and financial planning;

                         d) the appointment and removal of the persons entrusted with the management and representation of the Company;

                         e)   the ultimate supervision of the persons
                              entrusted with the management of the Company, specifically in view of their compliance with the law, the Articles of Association, regulations and instructions;

                         f) the preparation of business reports and the Meetings of Shareholders and to carry out the resolutions adopted by the Meetings of Shareholders;

                         g) the notification of the court if liabilities exceed assets;

Articles of Association Ciba Specialty Chemicals Holding Inc.
dated March 6, 2003                                                        14

                         h) the adoption of resolutions concerning the increase of the share capital to the extent that such power is vested in the Board of Directors (Art. 651 para. 4 Swiss Code of Obligations), as well as resolutions concerning the confirmation of capital increases and respective amendments to the Articles of Association;

                         i)   the examination of the professional
                              qualifications of qualified auditors.


                    2 In addition the Board of Directors can pass resolutions with respect to all matters which are not reserved to the authority of the General Meeting of Shareholders by law or by these Articles of Association.


                                  ARTICLE 26


Delegation of            The Board of Directors may, subject to article 25
powers                   hereof, delegate the management of the Company in
                         whole or in part to individual directors or to third persons (Executive Committee) by virtue of promulgating regulations governing the internal organization.



                                  ARTICLE 27


Signature power          The Board of Directors determines those of its
                         members as well as those third persons who shall have signatory power for the Company and shall further determine the manner in which such persons may sign on behalf of the Company.


                        C. AUDITORS AND GROUP AUDITORS


                                  ARTICLE 28


Term, Powers and    1    The Auditors and the Group Auditors, both of which
Duties                   shall be elected by the General Meeting of
                         Shareholders each year, shall have the powers and duties vested in them by statutory law.


Articles of Association Ciba Specialty Chemicals Holding Inc.
dated March 6, 2003                                                        15

                    2 The General Meeting of Shareholders may elect special auditors which prepare the special audit reports required in connection with capital increases (Articles 652f, 653f and 653i of the Swiss Code of Obligations) for a maximum term of office of three years.


                                  SECTION 4:

      ANNUAL FINANCIAL STATEMENTS, CONSOLIDATED FINANCIAL STATEMENTS AND

                              PROFIT ALLOCATION


                                  ARTICLE 29


Fiscal year              The Board of Directors shall prepare for each fiscal
                         year a business report consisting of the annual financial statements (including profit and loss statements, balance sheet and notes to the financial statements), the annual report and the consolidated financial statements.


                                  ARTICLE 30


Allocation of       1    The allocation of the profit shown on the balance
profit shown on          Shareholders subject to the provisions of statutory
the balance sheet,       law. The Board of Directors shall submit to the
Reserves                 General Meeting of Shareholders its proposals.

                    2 In addition to statutory reserves additional reserves may be accrued.

                    3 Dividends which have not been claimed within five years after the due date fall back to the Company and shall be allocated to the general reserves.




Articles of Association Ciba Specialty Chemicals Holding Inc.
dated March 6, 2003                                                        16

                                  SECTION 5:

                    PUBLICATIONS AND PLACE OF JURISDICTION


                                  ARTICLE 31


Publications             Shareholder communications of the Company shall be
                         made in the Swiss Gazette of Commerce. The Board of Directors may designate additional publication media.


                                  ARTICLE 32


Place of                 The place of jurisdiction for any disputes arising
jurisdiction             from or in connection with the shareholdership in the
                         Company shall be at the registered office of the Company.


                                  SECTION 6:

                            CONTRIBUTIONS IN KIND


                                  ARTICLE 33


Contributions in    1    Pursuant to the separation of CIBA-GEIGY AG with its
kind                     registered office in Basel into a Specialty Chemicals
                         and a Life Sciences Group, the Company has taken over from CIBA-GEIGY AG in Basel - for consideration of the sum of CHF 1,517,543,056 - assets and liabilities relating to the area of specialty chemicals according to the separation balance sheet as of January 1, 1996, according to which the assets assumed amounted to CHF 1,643,543,056 and the liabilities to CHF
                         126,000,000. The purchase price amounting to CHF
                         1,517,543,056 has corresponded to the net surplus of the assets over the liabilities which were assumed and has been paid to the party contributing in kind:


                         The contributor in kind
                         CIBA-GEIGY AG received
                         1 fully paid in registered share

                         at a face value of nominal CHF 10      CHF 10
                         Total                                  CHF 10

Articles of Association Ciba Specialty Chemicals Holding Inc.
dated March 6, 2003                                                        17

                         The remaining asset surplus of CHF 1,517,543,046 has been credited as agio to the general reserves.

                    2 Ensuing the capital increase dated December 17, 1996, the Company intends to take over assets and liabilities related to the field of specialty chemicals from CIBAGEIGY AG in consideration for a maximum amount of CHF 1,477,804,000.




Ciba Specialty Chemicals     Ciba Spezialitatenchemie               [Ciba logo]
Holding Inc. Switzerland     Holding AG Schweiz         Value beyond chemistry